Exhibit 10.19

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”) is made as of the 15TH day of March 2019, (“Effective Date”), between Cure Vac AG, a German stock corporation, having a principal place of business at Paul-Ehrlich-Strasse 15, 72076 Tubingen, Germany (“Sponsor”) and The Schepens Eye Research Institute, Inc., (“SERI”) a not-for-profit Massachusetts corporation, having a principal place of business at 20 Staniford St., Boston, MA 02114 and the Massachusetts Eye and Ear Infirmary (“MEET’) having a principal place of business at 243 Charles Street, Boston, MA 02114 (SERI and MEEI collectively “Institute”), each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Institute is a center for research and education which performs scientific research and training. Sponsor desires to support research in the field of retinal / ophthalmic diseases. The Sponsored Research contemplated herein is anticipated to be of mutual interest and benefit to Institute and Sponsor, and to further the research, patient care and educational goals of Institute.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

I.             Certain Definitions. As used in this Agreement, the following terms shall have the following meanings.

1.1           “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Regarding Sponsor, Affiliate shall not include Mr. Hopp and dievini Hopp BioTech holding GmbH & Co. KG and/or any other entity controlled by Mr. Hopp and/or dievini Hopp BioTech holding GmbH & Co. KG.

1.2           “Background Option” as defined in Section 10.1 below.

1.3           “Budget” shall mean the budget for the Sponsored Research attached hereto as Appendix B.

1.4           “Confidential Information” as defined in Section 7.1 of this Agreement.

1.5           “Discloser” as defined in Section 7 of this Agreement.

1.6           “Institute Indemnitee” as defined in Section 12(b) of this Agreement.

1.7           “Invention” shall mean any new and useful discovery conceived and/or reduced to practice, constructively or actually, in the performance of Sponsored Research during the Term in which Institute has rights by virtue of sole or joint inventorship by an Investigator and/or Sponsor has rights by virtue of sole or joint inventorship by a Sponsor Investigator.

1.8           “Investigator” shall mean the Principal Investigator, or any other staff member, employee, or student of Institute who shall participate in Sponsored Research under the direction of the Principal Investigator.

1.9           “Joint Inventions” as defined in Section 9.2. below.

1.10         “Option” as defined in Section 10.1. below.

1.11         “Optioned Invention” as defined in Section 9.3 below.

1.12         “Option Period” as defined in Section 10.1 below.

1.13         “Patent Costs” as defined in Section 9.3. below.

1.14         “Patent Right” shall mean any United States or foreign patent application that describes and claims an Invention, or the equivalent of such application, including any division or continuation (but not including any continuation-in-part), or any Letters Patent or the equivalent thereof issuing thereon, or reissue, reexamination or extension thereof.

1.15         “Principal Investigator” shall mean [*****], under whose direction the Sponsored Research shall be conducted, or any substitute mutually agreed upon by Institute and Sponsor in accordance with Section 3.2.

1.16         “Recipient” as defined in Section 7 of this Agreement.

1.17         “Research Information” shall mean any research results produced by the Investigators in the performance of the Sponsored Research.

1.18         “Background Technology License” as defined in Section 3.3.

1.19         “Research Plan” shall mean the plan of research attached hereto as Appendix A.. which shall be updated by the parties from time to time, provided that any changes or updates to the Research Plan shall be made through a mutually agreed signed amendment in accordance with Section 17.4

1.20         “Review Period” as defined in Section 8.1 below.

1.21         “Sponsor Material” as defined in Section 6 below.

1.22         “Sponsor Personnel” as defined in Section 9.1 below.

1.23         “Sponsored Research” shall mean research funded by Sponsor to be conducted by Principal Investigator and Sponsor Investigators in accordance with the Research Plan during the Term.

1.24         “Sponsor Investigators” shall mean the Sponsor Principal Investigator and any other employees, agents, or subcontractors of Sponsor who shall participate in Sponsored Research under the direction of the Sponsor Principal Investigator.

1.25         “Sponsor Principal Investigator” shall mean [*****] under whose direction the Sponsored Research at Sponsor site shall be conducted.

1.26         “Sponsor Research Information” shall mean any research results produced solely by the Sponsor Investigators in the performance of the Sponsored Research relating to [*****]

2.             Term. The term of this Agreement shall be two (2) year(s) from the Effective Date (the ‘Term”), unless earlier terminated by either Party as set forth in Section 11 or extended in a writing signed by authorized representatives of both Parties.

3.            Sponsored Research.

3.1          Performance. Subject to the terms of this Agreement, Institute through Principal Investigator, agrees to perform the Sponsored Research in accordance with Institute activities as identified in the Research Plan. Subject to the terms of this Agreement, Sponsor through Sponsor Principal Investigator, agrees to perform the Sponsored Research in accordance with Sponsor activities as identified in the Research Plan. Any changes in the scope of the Sponsored Research shall be set forth in writing and approved by both Parties. The research activities performed under this Agreement constitutes a collaboration between the Parties and as such, this Agreement shall constitute a “joint research agreement” in compliance with the federal Cooperative Research and Technology Enhancement (CREATE) Act of 2004.

3.2          Principal Investigator. If the Principal Investigator ceases to serve in such role during the Term, Institute shall promptly notify Sponsor. Institute may name a substitute principal investigator (who shall thereafter be referred to as Principal Investigator for purposes of this Agreement), subject to the approval of Sponsor, which approval may be withheld in Sponsor’s sole discretion. In the event the Parties are unable to agree upon an alternative Institute researcher who will be the Principal Investigator for the remainder of the Term, the Parties may mutually terminate this Agreement in accordance with Section 11.3.

3.3           Background Technology License. All rights and title in and to any and all pre-existing inventions, discoveries, data, chemical entities, materials developed or controlled by either Party prior to the Effective Date or during the Term, but not as a result of, in connection with or otherwise related to the Sponsored Research (collectively, the “Background Technology”), whether or not patentable, shall reside with the owner thereof and, except as otherwise set forth herein, such ownership and rights thereto shall not be affected by the Sponsored Research or a Party’s performance of its obligations hereunder. To the extent that each Party’s Background Technology is available for non-exclusive licensing, each Party grants the other Party a limited right to use any of its rights in such Background Technology and Inventions that is necessary or useful for such other Party to conduct the Sponsored Research solely for the direct performance of the Sponsored Research by such other Party during the Term.

4.            Research Information: Reporting Requirements,

4.1           Use of Research Information. Sponsor shall have the right to use Research Information to the extent that such use (a) does not pre-empt Investigators’ publication or public disclosure of Research Information and (b) is not covered by any Institute intellectual property rights, including but not limited to published patent applications, patents, copyrights, and/or Patent Rights which have not been expressly licensed to Sponsor. Sponsor Research Information shall be considered Confidential Information of Sponsor. Institute shall have the right to use Sponsor Research Information for internal research purposes only.

4.2           Reports. Subject to the confidentiality provisions of Section 7, (a) Institute shall provide to Sponsor disclosures of Inventions in accordance with Section 9, and Institute, through Principal Investigator, shall provide to Sponsor a final written report containing Research Information within [*****] after termination or expiration of this Agreement.

5.             Payments, Sponsor shall pay Institute a total of one million dollars in United States dollars (U.S. $1,000,000.00) by check or wire transfer as set forth below in support of the Sponsored Research, as detailed in the Budget attached hereto as Appendix B.

5.1           Payments shall be due within [*****]. Payments to the Institute shall reference the Agreement Number set forth in the heading of this Agreement and shall be made as follows:

[*****]

5.2           SERI Payment by check to The Schepens Eye Research Institute shall be drawn on a United States bank and made payable to “The Schepens Eye Research Institute, Inc.” and shall be sent to:

The Schepens Eye Research Institute, Inc.

20 Staniford Street

Boston, MA 02114

[*****]

Payment by wire transfer to The Schepens Eye Research Institute shall be made as follows:

[*****]

5.3           Institute invoices shall be sent via Email to Sponsor at the following email address: [*****]

Cure Vac AG

Paul-Ehrlich-Strasse 15

72076 Tubingen, Germany

Attention: [*****], Director Accounting

[*****]

Institute shall not be obligated to expend funds in excess of those provided under this Agreement to conduct the Sponsored Research.

6.            Sponsor Materials/Equipment, It is understood by the parties that Sponsor will use commercially reasonable efforts to supply to Institute the following material: [*****] as further described or updated in Appendix A by a mutually agreed signed amendment in accordance with Section 17.4, which material includes any progeny, modifications or derivatives thereof, (the “Sponsor Material”). The Parties acknowledge that Institute does not intend to make modifications or derivatives of the Sponsor Material

Institute will: (i) use the Sponsor Materials only in accordance with the Research Plan as set forth in Appendix A and otherwise in accordance with the terms and conditions of this Agreement, and only at Institute laboratories located at the address given above; (ii) not use the Sponsor Materials in human subjects, in clinical trials, or for diagnostic purposes involving human subjects, or for any animal studies except as expressly provided for in Appendix A: and (iii) not reverse engineer or chemically analyze the Sponsor Materials except as expressly provided for (if at all) in Appendix A.

Except with the prior written consent of Sponsor, Institute will not distribute or otherwise allow the release of Sponsor Materials to any third party. The Sponsor Materials will remain the sole properly of Sponsor and will be used by Institute in compliance with all applicable laws and only to perform activities set forth in Appendix A. Institute will use the Sponsor Materials with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.

Upon completion of the Research Plan, or termination or expiration of this Agreement if earlier, any and all remaining Sponsor Materials will, within [*****]; after such event, be returned to Sponsor (or destroyed, if Sponsor shall so specify, with such destruction confirmed in writing to Sponsor by Institute).

The provision of Sponsor Materials hereunder will not constitute any grant, option or license to or under such material, or any patents or know-how of Sponsor, except as expressly set forth herein.

7.            Confidential Information. It is anticipated that in the performance of the Sponsored Research each Party (as applicable, each a “Discloser”) is likely to disclose to the other Party (as applicable, each a “Recipient”) certain information that me Discloser considers valuable, proprietary and confidential.

7.1          Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by Discloser to Recipient which is reasonably necessary for performance, under this Agreement and is identified as confidential at the time of disclosure. If such information is disclosed in non-tangible form (including without limitation orally or visually), it must be identified as confidential at the time of disclosure and summarized by Discloser with specificity in a writing marked “Confidential” and given to the Recipient within [*****]   after such disclosure. The Parties acknowledge and agree that any information concerning any Invention disclosed by one Party to the other Party under Section 9 of this Agreement shall be the Discloser’s Confidential Information, even if such Invention information is not specifically identified as confidential at the time of its disclosure.

7.2          Exclusions. “Confidential Information” under this Agreement shall not include any information to the extent (i) it is or becomes publicly available through no wrongful act of Recipient; (ii) it was known by Recipient prior to disclosure by Diseloser, as evidenced by tangible records; (iii) it becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) it is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) it is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Section 7 shall not apply with respect to any information that Recipient is required to disclose by applicable law, court order or other valid legal process provided Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required, and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

7.3           Permitted Use of Confidential Information. Except as may be otherwise specified in a separate definitive written agreement negotiated and executed by the Parties, each Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the purposes of (i) fulfilling its obligations under this Agreement, and (ii) evaluating Inventions and filing patent applications as described in Section 9 of this Agreement.

7.4           Restrictions on Confidential Information. Subject to Section 8, for a period of [*****] after receipt of Discloser’s Confidential Information, each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates’ employees, staff members and agents (“Receiving Individuals”) who are directly involved in the performance of the Sponsored Research and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof. The Parties do not intend for any individually identifiable health information to be disclosed by Institute to Sponsor in the performance of the Sponsored Research, however, if any such individually identifiable health information is disclosed to Sponsor under the Research Plan Sponsor shall keep such information confidential indefinitely.

Notwithstanding anything to the contrary in mis Agreement, Cure Vac shall have the right to disclose the Research Information under obligations of confidentiality and non-use that are reasonably in conformity with those of this Agreement to third parties, but not to disclose any other Institute Confidential Information or the identity of Institute.

7.5           Ownership and Disposition. All Confidential Information disclosed pursuant to this Agreement shall be and remain the property of the Discloser. Upon expiration or termination of this Agreement, if requested by Discloser and subject to any rights expressly granted under this Agreement, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information received in tangible form, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.6           Right to Disclose. Each Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder. Each Party reserves the right to disclose its own Confidential Information to any party at any time.

8.            Publication. Recognizing Institute’s and Investigators’ desire to publicly present and publish Research Information, the Parties agree that Institute and Investigators shall have the right to publicly disclose Research Information in accordance with this Section 8.

8.1          Review by Sponsor. Principal Investigator shall provide to Sponsor for prior review a draft of any manuscript, abstract or presentation which first publicly discloses Research Information (“Disclosure”). Within [*****] of receipt of such a manuscript, or [*****] of receipt of such an abstract or presentation (“Review Period”), Sponsor shall notify Principal Investigator of any Sponsor Confidential Information contained in such Disclosure. Principal Investigator shall delete any information in such Disclosure that Sponsor has identified within the Review Period as Sponsor’s Confidential Information, except to the extent that such Confidential Information is required for meaningful, scientific publication. Subject to Section 8.2 below, at the end of such Review Period, as applicable, Principal Investigator shall have the right to submit such Disclosure without further delay.

8.2          Delay of Publication for Patent Filings. If Sponsor reasonably determines that such Disclosure reveals a potentially patentable Invention to which Sponsor has rights pursuant to Sections 9 and 10 of this Agreement, Sponsor shall so notify Institute in writing during the Review Period. In such case, Principal Investigator shall delay submission of such Disclosure until the earliest to occur of the following: (i) a patent application has been filed with respect to such Invention; (ii) Institute and Sponsor have agreed in writing that no patentable invention exists or that a patent application should not be filed even if a patentable invention exists; or (iii) in the case of such a manuscript, [*****], and in the case of such an abstract or presentation[*****], have passed from the date on which such Disclosure was provided to Sponsor for review.

9.            Disclosure of Inventions; Patent Prosecution.

9.1           Initial Reporting of Inventions. Any Investigator who makes an Invention, solely or jointly with one or more employees, consultants or agents of Sponsor (“Sponsor’s Personnel”), shall promptly report such Invention to Institute’s Innovation office, and shall assign all of his or her rights, title and interest therein to Institute. Each of Sponsor’s Personnel who makes an Invention jointly with an Investigator, shall report such Invention to Sponsor and shall assign all of his or her rights, title and interest in such Invention to Sponsor.

9.2           Ownership of Joint Inventions. Inventions made jointly by an Investigator and any of Sponsor’s Personnel shall be jointly owned by Institute and Sponsor (“Joint Inventions”). Institute and Sponsor agree that for each Patent Right jointly owned by Institute and Sponsor, Sponsor and Institute shall each own a one-half undivided interest in such Patent Right in each country in which it is filed. The Parties agree that each Party can practice, sell, license or otherwise transfer its rights to such jointly-owned Patent Right worldwide without (i) the consent of the other Party and/or (ii) without having to account to or share proceeds with the other Party; however, Institute’s rights in this respect are subject to the terms and conditions of this Agreement and Sponsor’s licensing rights thereto.

9.3           Reporting Inventions to Other Party: Optioned Inventions. Each Party shall promptly disclose to the other Party in writing each Invention promptly upon receiving notice thereof pursuant to Section 9.1. All such disclosures by and to Institute shall he made through its Innovation office. Following receipt of any such disclosure, representatives of Institute and Sponsor shall promptly confer regarding whether any Patent Rights pertaining to such Invention should be filed. Inventorship of all Inventions will be determined in accordance with applicable national law and ownership of Inventions shall follow inventorship as determined in accordance with U.S. patent law. If Sponsor notifies Institute within [*****] after receipt of the earliest disclosure of a particular Invention that it agrees to pay all patent costs, including without limitation costs of preparation, filing, prosecution, issuance and maintenance, relating to such Invention (“Patent Costs”), such Invention will be considered an “Optioned Invention”. Institute shall cause Patent Rights for such Optioned Invention to be filed and prosecuted at Sponsor’s request and expense. If Sponsor does not notify Institute within such [*****] period that it agrees to pay for Patent Costs pertaining to a particular disclosed Invention, Institute shall be free to file at its own expense and license its rights in such Patent Rights to any other party and Sponsor shall have no further rights pursuant to Section 10.1

9.4           Filing Patent Rights: Copies of Correspondence. Institute shall be responsible for filing all Patent Rights pertaining to Inventions in its name if the Invention(s) is owned solely by Institute During the Option Period and Negotiation Period, as applicable, Institute and shall arrange for copies of patent applications for Optioned Inventions, and subsequent related office actions, responses to office actions, requests for terminal disclaimer, and requests for reissue or reexamination of any patent issuing from such applications, to be provided to Sponsor, in confidence and in accordance with Section 7, for review and comment by Sponsor.

Sponsor shall be responsible for filing all Patent Rights pertaining to jointly-owned Inventions, in joint names of the Institute and Sponsor. Sponsor shall use patent counsel acceptable to both Sponsor and Institute, and Sponsor shall pay for the preparation, filing, prosecution, and maintenance of patent applications and patents for such jointly-owned Inventions. Sponsor shall: (a) provide the Institute with an opportunity to review and comment on the text of a jointly-owned Invention patent application; (b) consult with the Institute regarding all decisions related to office actions, responses to office actions, requests for terminal disclaimer, and requests for reissue or reexamination of any patent issuing from such applications; (c) supply the Institute with a copy of the patent application as filed, together with notice of its filing date and serial number; (d) keep the Institute advised of the status of the actual and prospective patent application filings; and (e) ensure that the Institute receives copies of all patent prosecution related documents.

9.5           Patent Costs. Sponsor shall reimburse Institute within [*****] of the date of Institute’s invoice to Sponsor for all Patent Costs incurred by Institute. If Sponsor fails to pay all Patent Costs as set forth in an invoice from Institute within such [*****] period, Institute may provide notice of such nonpayment to Sponsor and Sponsor shall have [*****] from receipt of such notice to pay all Patent Costs in such invoice. If Sponsor does not make payment in full within such [*****] cure period, Sponsor’s exclusive Option rights under Section 10.1 with respect to the Patent Rights pertaining to such invoice shall terminate. If at any time Sponsor determines that it no longer desires to pay Patent Costs, Sponsor shall give [*****] advance written notice to Institute. Sponsor’s exclusive Option rights under Section 10.1 with respect to such Patent Rights shall immediately terminate upon such notice and Sponsor shall no longer be obligated to pay for corresponding Patent Costs incurred after me end of such [*****] period (but shall remain responsible for all Patent Costs incurred prior to and during such [*****] period). Any Patent Costs not paid by Sponsor within [*****]: of invoice from Institute shall be subject to a late fee of [*****].

10.           License Option

10.1       The Foreground Option. For the period commencing on the Effective Date and extending to the date that is [*****] (the “Option Period”), Sponsor shall have the exclusive right (an “Foreground Option”) to initiate negotiations with Institute to an exclusive or non-exclusive (at the election of Sponsor), royalty-bearing license to Institute’s rights in Patent Rights corresponding to the Optioned Invention for commercial purposes, subject to the provisions of Sections 10.2 and 10.3 below. If Sponsor elects not to exercise the Foreground Option, Sponsor shall promptly inform Institute of its decision to this effect during the Option Period. Upon such notice from Sponsor to Institute, or in the event that at the end of the Option Period Sponsor has not notified Institute of its decision with respect to the Foreground Option, the Foreground Option shall terminate.

The Background Option. Subject to the Institute’s obligations to the U.S. Government (if any), Institute hereby grants to Sponsor the exclusive right a (“Background Option”) to exclusively negotiate the terms of an exclusive license agreement (with the right to grant sublicenses) to Institute’s rights in Background Intellectual Property as defined in Appendix C for commercial purposes, subject to the provisions of Sections 10.2 and 10.3 below, and reimbursement of Institute’s patent costs relating to Institute’s Background Intellectual Property, which are incurred during the Option Period, and which license agreement shall include the financial terms in the term sheet attached as Appendix D. The Background Option will extend for the Option Period as defined above. If Sponsor elects not to exercise this Background Option, Sponsor shall promptly inform Institute of its decision to this effect during the Option Period. Upon such notice from Sponsor to Institute, or in the event that at the end of the Option Period Sponsor has not notified Institute of its decision with respect to this Background Option, the Background Option to Background Intellectual Property shall terminate.

10.2          Exercise of Option. If Sponsor wishes to exercise an Foreground Option or Background Option, Sponsor shall give written notice to Institute within the Option Period, provided, however, that as a condition to (he exercise of any Foreground Option or Background Option, Sponsor must be current in all payments due to Institute under this Agreement, including Sponsored Research Payments under Section 5 and Patent Costs under Section 9.5. For the [*****] period immediately following any such notice of exercise received by Institute during the Option Period (the “Negotiation Period”), Sponsor and Institute shall engage in negotiating license terms typical of agreements between academic institutes and industry, including without limitation provisions for the payment of commercially reasonable royalties and other compensation to Institute; payment by Sponsor of on-going Patent Costs in all countries covered by an exclusive license; time-limited diligence obligations for the development and commercialization of a product embodying the Invention; product liability indemnification and insurance provisions acceptable to Institute’s liability insurance carriers; and Institute’s, Institute’s Affiliates’ and inventor’s right to make and use the subject matter described and/or in Patent Rights and to permit others at academic and/or not-for-profit institutes to use the subject matter described and/or claimed in Patent Rights (or patent rights claiming Background Intellectual Property, as applicable) for research and educational purposes. During the Option Period and Negotiation Period, Institute will not negotiate or grant, or offer to negotiate or grant, any rights to its rights in Optioned Inventions or Background Intellectual Property as defined in Appendix C. to any third party which would prevent the grant of any such license to Sponsor.

10.3         Termination of Option. If Sponsor fails to exercise an Foreground Option for a particular Optioned Invention during the Option Period as provided in this Section 10, or if Institute and Sponsor fail to enter into a mutually acceptable license agreement within the Negotiation Period, such Invention shall no longer be considered an Optioned Invention and Institute shall have no further obligation to Sponsor with respect to such formerly Optioned Invention and shall have the right to grant a license (subject to the rights granted in Section 9.2) to such formerly Optioned Invention and its rights in Patent Rights corresponding thereto to any other party. If the Parties fail to execute a license agreement with respect to a particular Optioned Invention within the Negotiation Period, the Foreground Option with respect to the Optioned Invention shall expire, provided that, for a period of [*****] after the termination of the negotiations with Sponsor, Institute shall not enter into such license with a third party on terms that, when taken as a whole, are more favorable than the terms last offered to Sponsor, without first offering such terms to Sponsor. Sponsor shall have [*****] from the date of notice of the more favorable terms to accept such terms after which Institute shall have no further obligation to Sponsor with respect to that Optioned Invention.

If Sponsor fails to exercise the Background Option for Background Intellectual Property during the Option Period as provided in this Section 10, or if Institute and Sponsor fail to enter into a mutually acceptable license agreement within the Negotiation Period, such Background Intellectual Property shall no longer be considered subject an Background Option and Institute shall have no further obligation to Sponsor with respect to Background Intellectual Property and shall have the right to grant a license to such the Background Intellectual Property and its rights in patent rights corresponding thereto to any other party.

10.4         Government Rights: Guidelines. Each Foreground Option and any subsequent license shall, if applicable, also be subject to applicable rights, conditions and limitations imposed by U.S. law and regulations, including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 U.S.C. §202 et seq. and regulations pertaining thereto), the N.I.H. Grants Policy Statement, and the N.I.H. Guidelines for Obtaining and Disseminating Biomedical Research Resources.

10.5         No Additional Rights. The Parties acknowledge and agree that nothing in this Agreement shall be construed to grant Sponsor any license or rights other than (i) the rights in any Optioned Invention and the Background Option expressly granted hereunder, (ii) the right to use Research Information in accordance with Section 4, and (iii) the right to use Background Technology in accordance with Section 3.3

11.          Termination.

11.1        Termination for Breach.

(a)       If Sponsor fails to meet any of its material obligations under this Agreement, and does not remedy such failure within [*****] after receipt of written notice thereof from Institute, Institute shall have the right to terminate this Agreement effective upon provision of written notice thereof to Sponsor. Further, in the event that Sponsor becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Sponsor shall immediately notify Institute in writing, and Institute shall have the right to terminate this Agreement immediately upon receipt of such notice.

(b)           If Institute fails to meet any of its material obligations under this Agreement and does not remedy such failure within [*****] following receipt of written notice thereof from Sponsor, Sponsor shall have the right to terminate this Agreement effective upon provision of written notice thereof to Institute. Sponsor acknowledges and agrees that failure to achieve any particular Research Information shall not be considered failure to meet a material obligation.

11.2       Termination by Sponsor. Sponsor shall have the right to unilaterally terminate this Agreement at any time in its sole discretion by giving [*****] advance written notice thereof to Institute.

11.3       Termination by Mutual Consent. Sponsor and Institute may terminate this Agreement at any time by mutual written consent.

11.4       Effect of Termination. If this Agreement is terminated by Institute pursuant to Section 11.1 (a), or by Sponsor pursuant to Section 11.2, (i) Sponsor shall reimburse Institute for all non-cancellable- commitments incurred by Institute in connection with the performance of its obligations under this Agreement prior to the date of such termination and (ii) Sponsor shall pay Institute [*****]. Institute’s termination of this Agreement pursuant to Section 11.1(a) shall also terminate Sponsor’s right to use Institute’s Confidential Information provided pursuant to this Agreement. If this Agreement is terminated by Sponsor pursuant to Section 11.1(b), or by mutual consent of the Parties pursuant to Section 11 3, Sponsor shall reimburse Institute for all non-cancellable- commitments incurred by Institute in connection with the performance of its obligations under this Agreement prior to the date of such termination.

12.       Indemnification.

(a)       Institute and Sponsor shall each be responsible for and shall defend, indemnify and hold the other and its Affiliates and each of their respective trustees, directors, officers, medical and professional staff, employees and agents, and their respective successors, heirs and assigns (“Indemnitees”), harmless from any third party claim for bodily injury to persons or damage to tangible property to the extent that such injury or damage is caused by the negligence or the willful misconduct of any of its respective trustees, directors, officers, medical and professional staff, employees and agents solely in respect of the Sponsored Research and the materials and equipment related thereto.

(b)       Sponsor shall further defend, indemnify and hold harmless Institute and its trustees, directors, officers, medical and professional staff, employees and agents (“Institute Indemnitees”) against any and all third party actions, suits, claims, investigations, inquiries, demands, judgments and/or prosecutions that may be brought or instituted against Institute and/or any Institute Indemnitee based on or arising out of, any use by Sponsor, its Affiliates or licensees of any Invention, Research Information (and/or material or thing embodying such Invention or Research Information) or Institute material, including but not limited to any such use in the manufacture, use, sale, importation or other distribution of arty product or process by Sponsor, its Affiliates or licensees, excepting to the extent Sponsor can demonstrate by clear and convincing evidence that it is directly resulting from the gross negligence or intentional misconduct of Institute and/or the Institute Indemnitees in the use of any such product or process

(c)       Any party entitled to indemnification under this Section 12 shall give the indemnifying party prompt notice of any covered claim, shall provide the indemnifying party with the opportunity to defend against the claim, and shall reasonably cooperate in such defense at the indemnifying party’s expense; provided, however, failure of any Party to do so shall not relieve the other Party of its obligation(s) to indemnify, except to the extent that the indemnifying party can demonstrate it was actually prejudiced by such failure. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has a material adverse effect on the rights of the indemnified Party or its Indemnitees hereunder or admits any wrongdoing or fault by the indemnified Party or its Indemnitees or imposes on me indemnified Party or its Indemnitees any payment or other liability, without the prior written consent of the indemnified Party, as applicable.

13.       DISCL AIMER OF WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE SPONSORED RESEARCH, PATENT RIGHTS, ANY OTHER INTELLECTUAL PROPERTY RIGHTS, INSTITUTE MATERIAL OR ANY RESEARCH INFORMATION, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF ANY PATENT RIGHTS CLAIMS OR OTHER INTELLECTUAL PROPERTY RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND EXPRESSLY DISCLAIMS THE SAME. Specifically, and not to limit the foregoing, Institute makes no warranty or representation (i) regarding the validity or scope of the Sponsored Research, any Patent Rights or any intellectual property rights optioned or granted hereunder, whether issued or pending; and (ii) that the exploitation of the Sponsored Research, the use of Institute material, Research Information, Patent Rights or any other intellectual property rights will not infringe any patents or other intellectual property rights of Institute or of a third party.

14.       LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY SHALL BE OR HAVE BEEN ADVISED, SHALL HAVE REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED HOWEVER, NOTHING IN THIS SECTION 14 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY UNDER THIS AGREEMENT.

15.       Use of Name. Each Party agrees mat it will not use the name or logo of the other Party or any of its Affiliates, or any of its respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name or logo is to be used, in the case of Institute such approval to be given by the Institute’s Public Affairs Department.

16.       Export Controls. Inventions, Institute materials, Research Information and Confidential Information may be subject to U.S. laws and regulations relating to export control and trade sanctions, including but not limited to the U.S. Export Administration Act and Export Administration regulations, International Traffic in Arms Regulations, and laws and regulations implemented by the Office of Foreign Assets Control at the U.S. Department of Treasury, and export and/or import laws and regulations of other countries. Sponsor agrees to comply strictly with all such laws and regulations and acknowledges and agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Inventions, Research Information and/or Confidential Information.

17.       Miscellaneous.

17.1       Relationship of the Parties. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties, and each of the Parties shall in all matters connected herewith be an independent contractor. Neither of the Parties hereto shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding upon, the other without prior written consent nf such other Party No employees, agents or representatives of either Party shall be deemed employees, agents or representatives of the other. Institute and Investigators shall have the sole right, in accordance with the Research Plan and this Agreement, to conduct, direct and control the Sponsored Research.

17.2       Notices. All notices, reports, waivers, consents, correspondence or other communications hereunder shall be in writing and shall be effective upon delivery to the recipient, provided, however, that delivery shall be deemed to have occurred (i) when delivered by hand, (ii) three business days after being mailed by certified or registered U.S. mail, return receipt requested, (iii) one business day after being sent overnight express delivery by a recognized overnight courier service, or (iv) when transmitted by facsimile, email or other electronic means, provided that the sender receives confirmation of transmission, and sends a confirmation copy in one of the foregoing manners, addressed as follows:

If to SERI or MEEI:

Director, Intellectual Property & Commercial Ventures

The Schepens Eye Research Institute, Inc.

20 Staniford Street

Boston. MA 02114:

[*****]

If to Sponsor:

Cure Vac AG

Paul-Ehrlich-Strasse 15

72076 Tubingen, Germany

Attention: Vice President Legal

[*****]

Either Party may change its address by giving notice to the other Party in the manner set forth in this Section 17.2.

17.3       Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or written or oral agreements with respect thereto, including, but not limited to, the Confidential Disclosure Agreement effective June 1, 2018 to the extent it relates to the subject matter hereof.

17.4       Amendment: Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term. Sponsor acknowledges that neither Principal Investigator nor any other Investigator is considered a duly authorized signatory of Institute and has no authority to bind Institute to any such amendment or waiver. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

17.5       Severability. If any provision of this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

17.6       Assignment. Neither this Agreement nor any rights or obligations of either Party under this Agreement shall be assigned or otherwise transferred without the prior written consent of the other Party, which consent shall not unreasonably be withheld, conditioned or delayed, provided, that Sponsor can assign mis Agreement without the prior written consent of Institute (i) to an Affiliate or (ii) to a third party in connection with the sale or transfer of substantially all of its assets with respect to the subject matter of this Agreement Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement and the rights granted in this Agreement shall be binding upon and shall inure to the benefit of Sponsor, Institute and their respective successors and permitted assigns.

17.7       Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and theri respective permitted successors and assigns.

17.8       Force Majeure. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of its due diligence, provided that the Party unable to perform its obligations shall promptly notify the other Party, shall use reasonable efforts to avoid or remove such causes of nonperformance, shall suspend performance only for such period of time as is necessary as a result of such force majeure event and shall resume performance as quickly as possible.

17.9       Governing. Law: Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to provisions concerning conflict of laws, In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall use reasonable efforts to first try to settle those conflicts amicably between themselves. Each Party hereby irrevocably consents that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought in any state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts

17.10       Institute Policies. Sponsor acknowledges that Institute’s employees and medical and professional staff members and the employees and staff members of Institute’s Affiliates are subject to the applicable policies of Institute and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Sponsor shall provide Institute with any agreement it proposes to enter into with any Investigator for Institute’s prior review and shall not enter into any oral or written agreement with any such Investigator which conflicts with any such policy. Institute shall provide Sponsor, at Sponsor’s request, with copies of any such policies applicable to any such Investigator.

17.11       Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

17.12       Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and in addition to any specific survival references in this Agreement, the provisions of Sections 1, 4, 5, 6, 7, 8, 9, 10, 11.4,12, 13, 14, 15, 16, and 17 (which Section numbers shall refer to the entire Section including all subsections unless otherwise specified) shall survive the termination or expiration of this Agreement indefinitely or as otherwise expressly set forth in such Section.

17.13       Counterparts: Facsimile. This Agreement may be executed in counterparts and delivered by facsimile with the same effect as an original. In the event a complete copy of this Agreement or any signature is delivered by an e-mail which contains a portable document format (,pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the Party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

17.14       Headings: “ Include” and “Including”. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. Wherever the word “including” or “include” shall appear in this Agreement, such term shall be construed to mean “including without limitation’’ or “include without limitation,” as the case may be.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Institute and Sponsor have caused this Sponsored Research Agreement to be executed effective as of the Effective Date.

CureVae AG		The Schepens Eye Research
Institute, Inc.

BY:	/s/ DIMTRIS VOLIOTIS	BY:	/s/ Ojas Mehta
NAME:	DR DIMTRIS VOLIOTIS	NAME:	Ojas Mehta
TITLE:	CHIEF DEVELOPmENT OFFICER	TITLE:	Director, Innovation
DATE:	APRIL 12,2019	DATE:	March 29, 2019

/s/ Florian von der Mulbe		Massachusetts Eye and Ear Infirmary

Florian von der Mulbe		BY:	/s/ Ojas Mehta
Chief Production Officer		NAME:	Ojas Mehta
April 17, 2010		TITLE:	Director, Innovation
		DATE:	March 29, 2019

I have read Sections 3,4, 7, 8, 9,11,17.1 and 17.10 of the foregoing Agreement and agree with Institute (but without incurring any personal liability to Sponsor) to comply with the obligations of the Principal Investigator stated therein.

/s/ Leo A. Kim
(Signature of Principal Investigator)

NAME: Leo A. Kim

DATE: March 28,2019

/s/ Joseph F. Arboleda-Velasquez

(Signature of Principal Investigator)

NAME: Joseph F. Arboleda-Velasquez

DATE: March 28, 2019

APPENDIX A

RESEARCH PLAN

PROJECT SCOPE AND BUDGET JUSTIFICATION

[*****]

APPENDIX B

BUDGET

[*****]

APPENDIX C

INSTITUTE BACKGROUND INTELLECTUAL PROPERTY

[*****]

Appendix D

Term Sheet

(see attached)

Revised 09/25/2018

CONFIDENTIAL

CUREVAC AND THE SCHEPENS EYE RESEARCH INSTITUE. INC.

Term Sheet for Exclusive License Agreement

3/29/2019

This Term Sheet, unless specifically slated otherwise herein, is for discussion and planning purposes only and does not constitute an offer, or create any other legal obligation upon any party, affiliate, or representative, thereof. The terms set forth below are not necessarily a complete list of material terms that may be negotiated as part of a definitive license agreement (the “License”). Moreover, unless specifically stated otherwise herein, the terms proposed: a) shall not be construed as a waiver of any rights of Hospital (as defined below), or its affiliate(s), with respect to any existing agreements between Hospital, or its affiliates, and Company (as defined below), or any other matter; b) shall not modify, amend or otherwise alter any existing agreement between Hospital and Company, and c) shall not be relied upon in any manner whatsoever by any party hereto.

LICENSOR:	The Schepens Eye Research Institute, Inc., (“Hospital”)
LICENSEE:	CureVac AG, a German stock corporation, having a principal place of business at Paul-Ehrlich-Strasse 15, 72076 Tubingen, Germany (“Company”)
DEFINITIONS:

“Claim” shall mean any pendinq or issued claim of any Patent Riaht that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal. In the event a pending claim of any Patent Right does not issue as a valid and enforceable claim in an issued patent within [*****] after the earliest priority date, such a pending claim will not be a Claim.

“Process” shall mean any process, method or service the use or performance of which, in whole or in part absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

“Product” shall mean any article, device or composition, the manufacture, use. or sale of which, in whole or in part absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights.

PATENT RIGHTS:	[*****].
LICENSE FIELD:	All use(s) of Products and Processes for [*****].

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LICENSE TERRITORY	: [*****].
LICENSE GRANT:	An exclusive, royally-bearing license under Hospital’s rights in Patent Rights to make, have made, use, have used, sell and have sold Products and Processes.
SUBLICENSING:	Company shall have the right to provide sub-licenses through multiple tiers.
RESERVED RIGHTS:	The licenses granted under the License are subject to the right of Hospital and Hospital’s Affiliates and other academic, government and not-for-profit institutions to make, have made, and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes; and for Patent Rights supported by federal funding, the licenses granted under the License are subject to the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation: the royalty-free non-exclusive license granted to the U.S. government; and the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.
UPFRONT LICENSE FEE:	Non-refundable up-front fee of $30,000 payable on the effective date of the License.
MILESTONES:	Milestones and Milestone Payments [*****] The total amount that could be due by Company upon all such milestone events for any and all Products in any and all countries would not exceed $2,550,000.	Amount
ROYALTIES:

[*****] on Net Sales (including, without limitation, imputed fair market value of transfers) by Company, its affiliates and sublicensees of Products or Processes covered by Patent Rights.

This royalty shall not be subject to any royalty offset if the Company is required to enter into additional licenses to commercialize a Product.

The definitions of Net Sales and Valid Claim shall be negotiated in the License agreement.

2

ANNUAL MINIMUM PAYMENTS:	[*****]
SUBLICENSE INCOME:

Company shall pay Hospital, within [*****] of receipt thereof, the following percent of any and all non-royalty income attributable to the Product or Process, or Technological Information, including without limitation any payment for the sublicensing of any license granted hereunder, or distribution of any Product or Process, including but not limited to up-front license fees, license issue fees, maintenance fees, payments for distribution rights, milestone payments or the fair-market value of any non-cash consideration, but excluding any research funding:

[*****]

PATENT EXPENSES:	Company shall reimburse Hospital for 100% of all patent related patent costs incurred by Hospital (as incurred) including, without limitation, prosecution, maintenance and defense (including interference, oppositions, revocations etc.) of the Patent Rights, and reimbursement of costs incurred prior to effective date of License [*****].
PATENT PROSECUTION:	Company controls prosecution and maintenance of the Patent Rights. Company will provide Hospital and its counsel with an opportunity to consult with Company regarding prosecution and maintenance of any such Patent Right, and Company will consider in good faith all reasonable comments timely made by or on behalf of Hospital.

With respect to any Patent Right licensed hereunder, Company shall provide to Hospital (i) copies of patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; and (ii) if requested by Hospital, provide Hospital with copies of draft submissions to the USPTO prior to filing.

Company may elect to surrender any patent or patent application in Patent Rights in any country upon [*****] advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [*****] notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

DILIGENCE:	The parties will negotiate in good faith diligence obligations, which shall include the submission of a research and development plan to the Hospital (the “Development Plan.)
TERMINATION:	Hospital has the right to terminate for an uncured breach, including failure to pay and failure to satisfy diligence requirements. Company has (he right to terminate without cause.

No WARRANTIES:	Hospital shall make no warranties regarding the Patent Rights and rights granted under the License, including warranties of title, merchantability, fitness for a particular purpose, non-infringement or validity of Patent Rights.
ADDITIONAL TERMS:	The License will include additional terms reasonably standard for agreements between universities and industry, including but not limited to: (a) product liability indemnification, and insurance provisions acceptable to Hospital’s liability insurance carriers); (b) reporting provisions; (c) limitations on right to assign; (d) limitations on Hospital’s liability for any incidental, indirect, consequential, punitive, exemplary and special damages; and (e) Massachusetts governing law, exclusive jurisdiction and venue; (f) confidentiality; (g) sublicense protection; (h) consequences of termination.

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